ASSIGNMENT

WHEREAS, MEDICAL DEVICE INTERNATIONAL LIMITED, a Limited liability company, of Hong Kong, having a principal place of business at 210 Nathan Road, Jordan, Kowloon Hong Kong (hereinafter referred to as ASSIGNEE) desires to acquire all right, title, and interest in and to the following identified PCT provisional patent and to the invention of the following identified PCT provisional patent:

Patrick Marandah Co., Intellectual Property Attorneys, Malaysia

Internal document number: 7798MYl/PM/IAN/tam, Bandage based pain control through the delivery of electric impulses to the body

WHEREAS, LEAP MEDICAL, a Limited Liability Company, of North Carolina/United States of America, having a principal place of business at 335 Gorrell Street, Greensboro, North Carolina, 27406, (hereinafter referred to as ASSIGNOR), is the owner of record of the aforementioned PCT provisional patent.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR hereby assigns, and transfers unto ASSIGNEE:

The entire right, title and interest in the above-identified Patent Properties and in the corresponding inventions and in all subsequent divisions and continuations of said Patent Properties, or reissues or extensions thereof and in all patents issuing thereon in the United States or foreign countries, and in all corresponding patent applications filed in countries foreign to the United States, and in all patents issuing thereon in said foreign countries.

The right to file foreign patent applications on said invention in its own name, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications.

NOW THEREFORE, it is understood that ASSIGNOR shall receive from ASSIGNEE royalty payments equal to 50% of the net revenue collected by ASSIGNEE from the commercial sale of the product resulting from reduction to practice of the assigned provisional patent and improvements or additional patents issued as a result of improvements or modifications to the aforementioned patent and all referenced property outlined above. Payment shall be made on a calendar quarterly basis, within 45 days of the end of the calendar quarter, with payments beginning no later than May 15, 2011 and totaling no less than $10,000 per calendar quarter.

ASSIGNEE will pay all patent expenses and patent maintenance fees as required to maintain the above-identified Patent Properties.

ASSIGNEE will provide an annual report, to the ASSIGNOR, due each February and certified by a reputable accounting firm, verifying total yearly commercial sales of the referenced patent. ASSIGNOR shall have the right personally, or through an agent, but at its own expense, to examine the ASSIGNEE'S books for the purpose of determining its gross sales. Such examination may be made at any time designated by the ASSIGNOR.

ASSIGNEE shall be responsible for any securing legal representation and any resulting legal fees necessary to defend or prosecute protection of above referenced pending or issued patent.

ASSIGNEE agrees to indemnify ASSIGNOR from any product liability or consequential damages that may result from manufacture and commercialization of aforementioned patent and that said indemnification survives termination of any agreement.

ASSIGNEE agrees that in the event that they cease to do business, become insolvent or declares bankruptcy that all rights of the aforementioned patent are returned to the ASSIGNOR without any encumbrances of assets.

This Agreement shall not be terminated by any dissolution of the ASSIGNOR'S or ASSIGNEE'S Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

This Agreement will be binding upon ASSIGNOR'S heirs, executors, administrators and other legal representatives and will be for the benefit of the any, its successors, and its assigns. If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in fill force and effect.

ASSIGNOR hereby authorizes and requests the Commissioner for Patents of the United States, and such Patent Office officials in foreign countries as are duly authorized by their patent laws to issue patents, to issue all letters patent on said invention to ASSIGNEE.

ASSIGNOR agrees to execute all instruments and documents required for the making and prosecution of applications for United States and foreign letters patent on said invention, for litigation regarding said letters patent, or for the purpose of protecting title to said invention or letters patent therefore.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration before three arbitrators in the City of Greensboro, Guilford County, North Carolina, in accordance with the governing rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

Any additional required agreements, documents, or the like shall be executed in a timely manner following execution of this agreement.

This assignment is effective the 6 day of, March, 2010.

Signed this 6 day of March, 2010 on behalf of ASSIGNEE.

Medical Device International Limited A Hong Kong company

Signature:	/s/
Name:	Glenn S. Foley
Title:	MANAGING DIRECTOR

Accepted this 5th day of ____March ___________, 2010 on behalf of ASSIGNOR.

Leap Medical, LLC
A North Carolina Limited Liability Company

Signature:	/s/

Name: Richard Kent Riddle
Title: MANAGING DIRECTOR